EXHIBIT 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: May 1, 2008

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces the Sale of Portfolio of Commercial Office Buildings in Louisville, Kentucky

Louisville, KY (May 1, 2008) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that it completed the sale of 100% of the membership interests in its wholly- owned subsidiary which owned Atrium Center, Blankenbaker Business Centers I and II, 1901 Campus Place (formerly known as the “Anthem Office Center”), Plainview Center, Plainview Point I and II and adjacent parking lot and Plainview Point III located in Louisville, Kentucky, to Ascent Properties, LLC, an unaffiliated Kentucky limited liability company (the “Purchaser”). The Company received $56.475 million in connection with the sale. In addition to acquiring the aforementioned properties, the Purchaser was granted the option to purchase NTS Center within 90 days of April 30, 2008 for a purchase price of $10.075 million. A spokesperson for the Company indicated that the Company intends to use the proceeds from the sale to repay its indebtedness to National City Bank and to Sun Life Assurance Company of Canada (U.S.), and to repay a portion of its debt with PNC Bank, National Association, and to purchase properties in a manner that would qualify as a Section 1031 exchange under the Internal Revenue Code.

About NTS Realty Holdings Limited Partnership

The Company directly, or as a tenant in common with unaffiliated co-owners, currently owns twenty-one properties, comprised of eleven multifamily properties, seven office buildings and business centers and three retail properties. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 25, 2008, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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